UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

CNL LIFESTYLE PROPERTIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing:

	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No:
	(3)	Filing party:
	(4)	Date Filed:

FA Email

Subject: CNL Lifestyle Properties Files Definitive Proxy Statement

FOR BROKER-DEALER AND RIA USE ONLY.

Dear Financial Advisor:

We are writing to notify you that it’s time for CNL Lifestyle Properties stockholders to vote their proxy for the sale of the remaining assets and the plan of liquidation and dissolution. Proxy materials will be mailed to stockholders on or about Jan. 31, 2017. Our proxy solicitor, Broadridge Investor Communications (Broadridge), will begin calling stockholders approximately one week from that date. Broadridge will continue to call all stockholders who have not voted until the required majority approval “FOR” the proposals is received.

We encourage you to inform your clients about the proxy materials and the importance of voting their shares as quickly as possible. This will save them from receiving calls from Broadridge and will reduce corporate expenses related to the proxy solicitation. Due to the importance of this event, CNL will not be able to put your clients on a “Do Not Call” list.

Without approval of a majority of the outstanding shares, the proposals cannot pass, stockholders will not receive their liquidating distributions, and we will have to forego this liquidity event and pursue other exit strategies.

As a reminder, your contacts at CNL Securities are barred from soliciting proxies and are therefore limited in what they can do with regard to this matter. For questions about the proxy, including requests for duplicate materials or assistance submitting your client’s proxy, please contact Broadridge at 855-325-6668.

The Special Meeting of Stockholders will be held on March 24, 2017. Stockholders of record as of Jan. 18, 2017, will be entitled to vote on the items below.

•	Proposal 1 – The sale of all the remaining properties to EPR Properties (NYSE: EPR) and Ski Resort Holdings LLC

•	Proposal 2 – The plan of liquidation and dissolution of CNL Lifestyle Properties

•	Proposal 3 – The adjournment or postponement of the special meeting to another date, to solicit additional votes to approve the sale of the properties and the plan of liquidation and dissolution, if needed

Our board of directors, upon recommendation of the special committee, unanimously approved the sale, the plan of liquidation and dissolution and the adjournment of the special meeting and recommends that stockholders vote FOR all of these proposals.

•	The exact amount of the distribution to our stockholders upon the liquidation and dissolution is not yet known. However, it is currently estimated that stockholders will receive two distributions within the aggregate range of $2.10 and $2.25 per share comprised of approximately $1.99 per share of EPR common stock (or approximately 0.024 to 0.029 EPR common shares per share of CNL Lifestyle Properties common stock with the balance of approximately $0.11 to $0.26 in cash. The projected distribution amount includes the approximate cash and stock consideration for the sale and the cash on hand, including sales proceeds from prior dispositions, less pro-rations, closing and transaction costs.

•	We anticipate that stockholders will receive the interim liquidating distribution approximately two weeks after the sale closes. Once we settle all post-closing obligations, and reconcile all expenses related to the liquidation and dissolution, any remaining cash would be distributed to stockholders as a final liquidating distribution. This is estimated to occur by year-end 2017.

•	The combined liquidating distributions to stockholders is consistent with our most recent estimated net asset value (NAV)[1] of $2.10 per share as of Nov. 30, 2016. This amount took into consideration the $0.50 per share special distribution stockholders received in November 2016.

•	The Proxy Statement/Prospectus, which includes a letter to stockholders at the beginning of the book and a list of questions and answers on pages 1-12, will be mailed on or about Jan. 31, 2017, to stockholders of record. A copy will also be mailed to the listed financial advisor during the same time period and can also be accessed by visiting SEC.gov.

ADDITIONAL INFORMATION

Proposal 1 – The Sale

•	The sale has two components: (1) Sale of the 20 attractions properties and two ski properties to EPR and one or more of its affiliates (2) Sale of the 14 ski and mountain lifestyle properties, including one ski asset in Canada, to Ski Resorts Holdings LLC. One transaction cannot happen without the other.

•	The gross sale consideration to CNL Lifestyle Properties is projected to be $830 million in a combined stock and cash transaction subject to certain adjustments and pro-rations. The $830 million is comprised of approximately $647 million of non-restricted EPR common stock and $183 million cash ($53 from EPR and $130 from Ski Resort Holdings) subject to a collar mechanism relative to the trading price of EPR stock prior to closing.

•	The cash available for distribution will be reduced by payment of debt, outstanding liabilities, post-closing obligations and expenses associated with the liquidation and dissolution.

•	The actual number of shares of EPR common stock, within a range (7.8 million to 9.5 million EPR shares) as determined by a two-way collar mechanism in the agreement, will be calculated based on EPR’s volume weighted average price (VWAP) over the 10 trading days ending on the second trading day prior to close (the Closing Average EPR Share Price). The stock consideration is subject to a two-way collar between Closing Average EPR Share Prices of $68.25 and $82.63. If the Closing Average EPR Share Price is less than $68.25, the calculation will be made based on $68.25. Similarly, if the price is greater than $82.63, the calculation will be based on $82.63.

Below is an illustration of the potential number of shares to be issued subject to the collar mechanism. As previously discussed, we can provide no assurances with regard to the closing of the sale, the amount of shares to be issued, or the value of those shares if the transaction closes.

	Low	VWAP at Signing	VWAP as of Jan. 23, 2017	High
Price	$68.25	$73.78	$73.44	$82.63
Shares issuable to CNL Lifestyle Properties	9.5M	8.8M	8.8M	7.8M

•	The sale is subject to customary closing conditions, approval by our stockholders at a special meeting and governmental and other third-party consents. There is no assurance if or when the sale will close; however, we anticipate that the closing could occur early in the second quarter of 2017.

•	The sale agreement may be terminated by either party under certain circumstances, including if the sale has not been completed on or before the outside date of Sept. 15, 2017, failure to get stockholders’ approval or if an order to restrain or otherwise prohibit the sale is received from a government authority.

Proposal 2 - The Plan of Liquidation and Dissolution

•	Our board of directors approved the plan of dissolution on Nov. 1, 2016.

•	The plan of dissolution is contingent upon stockholders’ approval of the sale of the properties.

•	Once the sale is complete, we expect to pay our liabilities, including all outstanding transaction fees and expenses; comply with the dissolution requirements under Maryland law and then distribute the final remaining proceeds from the liquidation, after paying liabilities.

•	We may transfer our remaining assets and liabilities to a liquidating trust and distribute the interests from that trust to our stockholders if liquidation and dissolution is not completed within 24 months after stockholders’ approval of the plan of dissolution, or if our board of directors and the special committee otherwise determine that it is advisable to do so.

•	We will wind-up operations and dissolve the company in accordance with the plan of dissolution and terminate our registration under the Exchange Act, among other things.

Tax Consequences to Stockholders

•	Stockholders may receive one or more liquidating distributions.

•	The liquidating distributions will be reflected in stockholders’ 2017 Form 1099. The tax consequences to stockholders will be based on the tax cost basis in their investment as of each liquidating distribution date.

•	Because each person’s tax situation is different, stockholders are advised to consult their tax advisors regarding the tax consequences of the liquidating distribution.

As previously mentioned, all stockholders who have not voted will be called by our proxy solicitation firm. It will be important for stockholders to vote early to help reduce the expenses tied to the proxy solicitation and repeated phone calls to the stockholders.

If you or your clients have specific questions about the proxy, need materials resent, or need assistance submitting their proxy, please call Broadridge at 855-325-6668. For additional information, please review the definitive proxy statement filed with the SEC on Jan. 26, 2017.

[1]	The estimated NAV per share was established in accordance with the Investment Program Association’s Practice Guideline 2013-01, Valuations of Publicly Registered Non-Listed REITS (IPA Guidelines), which the REIT and other non-traded REITs use to determine their estimated NAV. The IPA Guidelines do not take into account closing costs relating to liquidating transactions, as the calculation of NAV in accordance with the IPA Guidelines is a “point in time” assessment of the appraised value of an asset and is not necessarily intended to represent the price at which an asset would sell, which is determined by negotiation between a willing buyer and seller.

Cautionary Note Regarding Forward-Looking Statements

Forward-looking statements are based on current expectations and may be identified by words such as “believes,” “anticipates,” “expects,” “may,” “could” and terms of similar substance, and speak only as of the date made. Actual results could differ materially due to risks and uncertainties that are beyond the company’s ability to control or accurately predict, including the amount and timing of anticipated future distributions, estimated per share net asset value of the company’s stock and/or other matters. The company’s forward-looking statements are not guarantees of future performance. Stockholders and financial advisors should not place undue reliance on forward-looking statements.

FOR BROKER-DEALER AND RIA USE ONLY.

CLP-0117-00149-002-BD